April 21, 2023

Wanger Advisors Trust 71 South Wacker Drive, Suite 2500 Chicago, Illinois 60606

Ladies and Gentlemen:

Wanger Advisors Trust, a Massachusetts business trust (the “Trust”), on behalf of Wanger Select (the “Target Fund”) and Wanger Acorn (the “Acquiring Fund”), each a series of the Trust, has requested our opinion regarding certain U.S. federal income tax consequences of the reorganization (the “Reorganization”) of the Target Fund into the Acquiring Fund.

The Reorganization will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of December 20, 2022, entered into by the Trust, on behalf of the Target Fund and Acquiring Fund, and for purposes of paragraphs 5.3, 7.3, 10.2 and 12.2 thereof only, Columbia Management Investment Advisers, LLC and Columbia Wanger Asset Management, LLC (the “Plan”). The Reorganization contemplates the transfer of all the assets of the Target Fund to the Acquiring Fund solely in exchange for voting common shares of beneficial interest (“Acquisition Shares”) of the Acquiring Fund and the assumption by the Acquiring Fund of all the Obligations (as defined in the Plan) of the Target Fund.

For purposes of this opinion, we have examined the Plan and the information statement/prospectus pertaining to the Reorganization, which was filed pursuant to Rule 497(b) under the Securities Act of 1933 with the Commission on February 13, 2023 (0001193125-23-035194) (the “Information Statement/Prospectus”), as well as the Trust’s registration statement on Form N-14 dated February 10, 2023 (File No. 333-269554) (0001193125-23-029911), relating to the Reorganization (the “Registration Statement”), and such documents and matters of law and fact as we have considered necessary or appropriate. Also for purposes of this opinion, we have reviewed and relied upon representations made to us by duly authorized officers of the Trust, on behalf of itself and each of the Target Fund and the Acquiring Fund, in letters dated as of the date hereof, which you have indicated that we may rely on in rendering this opinion (together, the “Representation Letters”).

In rendering our opinion, we have assumed, with your consent, that:

i.	The Reorganization will occur in the manner set forth in the Plan and the Registration Statement, to which this opinion is filed as an exhibit.

ii.

The facts and representations set forth or referred to herein, are true, correct and complete as of the date hereof and will be true, correct and complete as of the date and time of the Closing (as defined in the Plan) (the “Effective Time”); we have also assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents.

iii.	Shares of each of the Target Fund and the Acquiring Fund are redeemable at net asset value at each shareholder’s option. Each of the Target Fund and the Acquiring Fund has elected to be taxed as a regulated investment company under Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”) for all its taxable years, including without limitation the taxable year in which the Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganization occurs.

iv.

The Target Fund and the Acquiring Fund are owned of record by (a) sub-accounts of separate accounts (each, a “Separate Account”) of insurance companies (each, a “Participating Insurance Company”) established to fund benefits under variable annuity contracts and variable life insurance policies (each a “Contract”) issued by Participating Insurance Companies and/or (b) qualified pension and retirement plans (“Qualified Plans”) and other qualified institutional investors under relevant U.S. federal income tax rules, as authorized by Columbia Management Investment Distributors, Inc., the principal underwriter of the Trust. Each of the Contracts, and the Participating Insurance Company issuing them, are and, at the time of the Closing of the Reorganization, were properly structured under the insurance company provisions of Section 817(d) of the Internal Revenue Code of 1986, as amended (the “Code”); and the ownership of shares in each of the Target Fund and the Acquiring Fund, and public access to such Funds, satisfies the requirements and limitations set forth in U.S. Treasury Regulation Section 1.817-5(f). References herein to “shareholders” of the Target Fund or Acquiring Fund herein are to the Separate Accounts (and other permitted shareholders) that own shares in Target Fund or Acquiring Fund.

v.

Each Fund has represented that: (a) no Contract owner has the right to select or to recommend particular investments or investment strategies for a Fund or for any Separate Account, and (b) participation in the performance of (i.e., indirect investment in) the Separate Accounts is available solely through the purchase of a Contract and is not otherwise publicly available. Thus, for federal income tax purposes, each interest in the Fund held through a Separate Account is owned by the issuer of the applicable Contract, and not by the Contract owner.

No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth herein.

On the basis of the foregoing, it is our opinion, with respect to the Reorganization, that for U.S. federal income tax purposes:

a.

The transfer by the Target Fund of all its assets to the Acquiring Fund solely in exchange for Acquisition Shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the Obligations of the Target Fund, immediately followed by the pro rata distribution of all the Acquisition Shares so received by the Target Fund to the Target Fund’s shareholders of record in complete liquidation of the Target Fund and the dissolution of the Target Fund as soon as practicable thereafter, will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and the Target Fund will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to such Reorganization.

b.

No gain or loss will be recognized by the Acquiring Fund upon the receipt of all the assets of the Target Fund solely in exchange for Acquisition Shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the Obligations of the corresponding Target Fund pursuant to Section 1032(a) of the Code.

c.

No gain or loss will be recognized by the Target Fund upon the transfer of all its assets to the Acquiring Fund solely in exchange for Acquisition Shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the Obligations of the Target Fund or upon the distribution (whether actual or constructive) of the Acquisition Shares so received to the Target Fund’s shareholders solely in exchange for such shareholders’ shares of the Target Fund in complete liquidation of the Target Fund pursuant to Sections 361(a) and (c) and 357(a) of the Code.

d.

No gain or loss will be recognized by the Target Fund’s shareholders upon the exchange, pursuant to the Plan, of all their shares of the Target Fund solely for Acquisition Shares of the Acquiring Fund pursuant to Section 354(a) of the Code.

e.

The aggregate basis of the Acquisition Shares received by the Target Fund shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Target Fund shares exchanged therefor by such shareholder pursuant to Section 358(a)(1) of the Code.

f.

The holding period of the Acquisition Shares received by the Target Fund shareholder in the Reorganization will include the period during which the shares of the Target Fund exchanged therefor were held by such shareholder, provided the Target Fund shares were held as capital assets at the Effective Time pursuant to Section 1223(1) of the Code.

g.

The basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the basis of such assets in the hands of the Target Fund immediately before the Effective Time under Section 362(b) of the Code.

h.	The holding period of the assets of the Target Fund received by the Acquiring Fund will include the period during which such assets were held by the Target Fund under Section 1223(2) of the Code.

i.

The Acquiring Fund will succeed to and take into account the items of the corresponding Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the applicable Income Tax Regulations promulgated by the U.S. Treasury Department thereunder (the “Income Tax Regulations”).

We express no opinion as to (a) the effect of the Reorganization on the Target Fund, the Acquiring Fund or any Target Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or on the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code or (b) any other federal tax issues (except those set forth above) and any state, local or foreign tax issues of any kind.

The opinions expressed herein are based upon the Code, the Income Tax Regulations, the present positions of the Internal Revenue Service (the “Service”) as set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change prospectively and/or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by the Acquired Fund and the Target Fund of the undertakings in the Plan and the Representation Letters. Except as expressly set forth herein, we do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan.

This opinion is furnished to each Fund solely for its benefit in connection with its respective Reorganization and is not to be relied upon, for any other purpose, in whole or in part, without our express prior written consent. Shareholders of each Fund may rely on this opinion with respect to the Reorganization involving their Fund, it being understood that we are not establishing any attorney-client relationship with any shareholder of any Fund. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and any amendments thereto, and to the reference to us under the heading “Section B—Additional Information About the Reorganization—U.S. Federal Income Tax Status of the Reorganization” in the Information Statement/Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Perkins Coie LLP

PERKINS COIE LLP